Exhibit 99.1

NEWS RELEASE Investor Contacts C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986 Dennard • Lascar Associates Lisa Elliott lelliott@DennardLascar.com (713) 529-6600

C&J Energy Services Announces First Quarter 2013 Results

HOUSTON, TEXAS, May 1, 2013 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $25.1 million, or $0.46 per diluted share, for the first quarter of 2013. Net income was $30.4 million, or $0.56 per diluted share, in the fourth quarter of 2012 and $49.4 million, or $0.92 per diluted share, in the first quarter of 2012.

Total revenue for the first quarter of 2013 was $276.1 million, a decrease of 4% compared to $286.3 million for the fourth quarter of 2012 and an increase of 15% compared to $239.1 million for the first quarter of 2012. Adjusted EBITDA(1) for the first quarter of 2013 was $57.3 million, compared to $70.9 million for the fourth quarter of 2012 and $84.1 million for the first quarter of 2012. The declines in revenue and Adjusted EBITDA from the fourth quarter of 2012 were primarily due to lower hydraulic fracturing equipment utilization with respect to both contracted and spot market work, particularly in the latter half of the first quarter. The increase in revenue from the first quarter of 2012 was attributable to the addition of our wireline business in June 2012, as well as the investments we made to add hydraulic fracturing and coiled tubing equipment. Adjusted EBITDA decreased from the first quarter of 2012 as a result of significant pressure on pricing due to excess hydraulic fracturing capacity in the market.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “During the first quarter we encountered challenging conditions across the U.S. hydraulic fracturing market. The impact to our hydraulic fracturing operations was greatest over the latter part of the quarter, as our exposure to a weakened spot market increased due to lower utilization by contracted customers, who generally managed to the minimum contractual hours. The hydraulic fracturing market remains highly competitive with spot market pricing not expected to increase during the second quarter.

“In response to this difficult environment, we are concentrating on improving spot utilization, protecting our market share and maintaining our competitive position by targeting customers who recognize the value C&J provides through efficiency gains that result in significant cost savings to them. Additionally, we are focused on improving our margins through continued vertical integration efforts and cost controls. We believe that the industry’s long term shift towards more advanced completion methods and greater rig efficiency levels are well aligned with our core strengths.

“We are pleased with the performance of our other service lines during the quarter. Our coiled tubing operations generated another quarter of solid results as we capitalized on our well-established presence in key domestic regions. Our wireline operations also demonstrated strong growth following the holiday-related slowdown in the fourth quarter. Our expansion into wireline through the Casedhole Solutions acquisition continues to provide a number of key benefits as we have closely integrated its management into our company-wide operations and increased our cross-selling capabilities. We are now uniquely positioned as an independent provider of best-in-class completion services that can be packaged without losing quality or efficiency. We are continuing to selectively add capacity to our coiled tubing and wireline fleets during the second quarter as we increase our market share through the expansion of our customer base and geographic footprint.

“We further advanced on a number of strategic initiatives to foster our long term success as we continue to diversify our service lines and geographic footprint. Through our Research and Technology group, we are actively identifying opportunities to expand our product offerings, as well as evaluating new technology that will enhance our current service capability and efficiency. In terms of international expansion, we made a significant addition to our executive management team with the hiring of a head of international development. We believe his extensive international experience will significantly enhance our global expansion efforts.”

Operational Results

Hydraulic fracturing contributed $173.8 million of revenue and we completed 1,698 fracturing stages during the first quarter of 2013, compared to $185.7 million of revenue and 1,614 fracturing stages for the previous quarter and $186.4 million of revenue and 1,476 fracturing stages for the same quarter last year. We averaged monthly revenue per unit of horsepower of $218 during the first quarter, down from $256 in the previous quarter and $319 in the same quarter a year ago. The decrease in revenue per horsepower from the fourth quarter of 2012 resulted from less contracted work as customers managed usage to minimum contracted hours, which generated increased spot market exposure at highly competitive pricing levels. The number of stages performed quarter over quarter increased due to the addition of a fleet in January.

Our coiled tubing operations contributed $36.4 million of revenue and completed 1,057 coiled tubing jobs during the first quarter of 2013, compared to $38.4 million of revenue and 1,010 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the first quarter of 2012 was $35.5 million and 908 jobs were completed. Revenue decreased slightly from the fourth quarter of 2012 due to the mix of jobs.

Our wireline operations contributed $62.1 million of revenue during the first quarter of 2013, compared to $53.4 million of revenue during the prior quarter. Revenues from wireline operations increased from the fourth quarter of 2012 as a result of improved utilization levels, which were primarily due to targeted marketing activities.

Our manufacturing business contributed $1.2 million of third party revenue during the first quarter of 2013, compared to $6.2 million of third party revenue for the previous quarter and $12.5 million of third party revenue for the first quarter of 2012. This decline was primarily driven by the excess equipment capacity across the pressure pumping industry; a trend that we believe is likely to continue over the near term.

Our general and administrative expense for the first quarter of 2013 was $37.1 million, compared to $39.9 million in the fourth quarter of 2012 and $16.9 million in the first quarter of 2012. The quarterly decrease was primarily due to a non-recurring charge in the fourth quarter, which was partially offset by additional personnel and administrative costs associated with the growth of our business, including costs in connection with our vertical integration efforts across each of our service lines. Depreciation and amortization expense in the first quarter of 2013 increased to $16.6 million from $15.4 million in the fourth quarter of 2012 and $7.8 million in the first quarter of 2012.

Liquidity

As of March 31, 2013, we had $150 million outstanding under our $400 million revolving credit facility and we currently have $145 million in borrowings outstanding. The facility matures in April 2016 and our current cost of borrowings is less than 3%. Our debt to total capitalization was approximately 19% as of March 31, 2013. Having repaid $75 million of the $220 million drawn for our June 2012 acquisition of Casedhole Solutions, we are well positioned for further organic growth and potential acquisitions.

Capital expenditures totaled $37.0 million during the first quarter of 2013, the majority of which consisted of construction costs for new coiled tubing and wireline equipment. Our remaining 2013 capital expenditures are expected to range from $50 to $60 million based on our previously announced equipment orders and current growth estimates. We intend to fund our 2013 capital expenditures with cash flows from operations.

Conference Call Information

We will host a conference call on Thursday, May 2, 2013 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our first quarter 2013 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9867 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 303-590-3030 and entering passcode 4614932 for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, pressure pumping, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended December 31, 2012. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, transaction costs and non-routine items including loss on early extinguishment of debt and legal settlement charges. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results.

C&J Energy Services, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Revenue	$276,051	$286,264	$239,052
Costs and expenses:
Direct costs	181,841	181,283	137,992
Selling, general and administrative expenses	37,146	39,938	16,856
Depreciation and amortization expenses	16,556	15,395	7,845
Loss on disposal of assets	90	69	397

Operating income	40,418	49,579	75,962
Other expense:
Interest expense, net	(1,660)	(1,805)	(380)
Other income (expense), net	66	15	(72)

Total other expense, net	(1,594)	(1,790)	(452)

Income before income taxes	38,824	47,789	75,510
Income tax expense	13,680	17,359	26,131

Net income	$25,144	$30,430	$49,379

Net income per common share:
Basic	$0.48	$0.58	$0.95

Diluted	$0.46	$0.56	$0.92

Weighted average common shares outstanding:
Basic	52,534	52,144	51,905

Diluted	55,039	54,441	53,715

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,107	$14,442
Accounts receivable, net	166,320	167,481
Inventories, net	52,577	60,659
Prepaid and other current assets	9,719	3,984
Deferred tax assets	3,295	3,613

Total current assets	254,018	250,179
Property, plant and equipment, net	455,663	433,727
Other assets:
Goodwill	196,512	196,512
Intangible assets, net	120,970	123,487
Deposits on equipment under construction	874	1,033
Deferred financing costs, net	3,558	3,848
Other noncurrent assets, net	4,171	3,971

Total assets	$1,035,766	$1,012,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,713	$69,617
Payroll and related costs	13,641	10,896
Accrued expenses	13,838	17,286
Income taxes payable	20,729	4,029
Customer advances and deposits	1,097	1,092
Other current liabilities	2,140	2,122

Total current liabilities	121,158	105,042
Deferred tax liabilities	126,260	132,551
Long-term debt and capital lease obligations	153,180	173,705
Other long-term liabilities	1,700	1,568

Total liabilities	402,298	412,866
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 54,025,942 issued and outstanding at March 31, 2013 and 53,131,823 issued and outstanding at December 31, 2012	540	531
Additional paid-in capital	232,772	224,348
Retained earnings	400,156	375,012

Total stockholders’ equity	633,468	599,891

Total liabilities and stockholders’ equity	$1,035,766	$1,012,757

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income	$25,144	$49,379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,556	7,845
Deferred income taxes	(5,973)	3,017
Provision for doubtful accounts, net of write-offs	150	150
Loss on disposal of assets	90	397
Stock-based compensation expense	5,905	3,516
Excess tax benefit from stock-based award activity	(782)	(374)
Amortization of deferred financing costs	290	147
Changes in operating assets and liabilities:
Accounts receivable	1,702	(3,117)
Inventories	8,082	(17,750)
Prepaid expenses and other current assets	(5,672)	3,489
Accounts payable	96	1,447
Accrued liabilities	(703)	(4,668)
Accrued taxes	17,480	22,885
Other	(45)	3,123

Cash provided by operating activities	62,320	69,486

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(36,972)	(38,759)
Proceeds from disposal of property and equipment	295	117

Cash used in investing activities	(36,677)	(38,642)

Cash flows from financing activities:
Payments on revolving debt, net	(20,000)	—
Repayments of capital lease obligations	(508)	—
Proceeds from stock options exercised	1,748	202
Excess tax benefit from stock-based award activity	782	374

Cash (used in) provided by financing activities	(17,978)	576

Net increase in cash and cash equivalents	7,665	31,420
Cash and cash equivalents, beginning of year	14,442	46,780

Cash and cash equivalents, end of year	$22,107	$78,200

Supplemental cash flow disclosure:
Cash paid for interest	$1,391	$253

Cash paid for taxes	$2,173	$309

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Adjusted EBITDA	$57,303	$70,888	$84,132
Interest expense, net	(1,660)	(1,805)	(380)
Transaction costs	(173)	20	—
Legal settlement	—	(5,850)	—
Provision for income taxes	(13,680)	(17,359)	(26,131)
Depreciation and amortization	(16,556)	(15,395)	(7,845)
Loss on disposal of assets	(90)	(69)	(397)

Net income	$25,144	$30,430	$49,379